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                                                                      EXHIBIT 12

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         For the years ended February 28, except for 1996 which is February 29
                                                      -----------------------------------------------------------------------------
                                                        1999              1998              1997             1996            1995
                                                      --------          --------          --------          -------         -------
EARNINGS
Income before income taxes, minority interests
    and extraordinary charge                          $(42,612)         $ (9,452)         $  1,076          $32,122         $28,243
Less: Income from equity investments                    (6,863)           (2,698)           (4,909)          (2,647)         (2,905)
Distributions from equity investments                   12,440             4,691             5,701            1,332           2,933
Fixed charges                                           26,584            21,346            17,992           17,853          17,751
Less: Accretion related to LCI stock                        --                --                --               --          (3,654)
Less: Capitalized Interest                                (516)           (1,089)             (860)              --              --
                                                      --------          --------          --------          -------         -------
    Earnings                                          $(10,967)         $ 12,798          $ 19,000          $48,660         $42,368
                                                      ========          ========          ========          =======         =======

FIXED CHARGES
Interest expense                                      $ 23,204          $ 17,510          $ 14,881          $15,973         $13,083
Capitalized interest                                       516             1,089               860               --              --
Interest portion of rental expense                       2,864             2,747             2,251            1,880           1,014
Accretion related to LCI stock                              --                --                --               --           3,654
                                                      --------          --------          --------          -------         -------
    Fixed charges                                     $ 26,584          $ 21,346          $ 17,992          $17,853         $17,751
                                                      ========          ========          ========          =======         =======

                                                      ========          ========          ========          =======         =======
RATIO OF EARNINGS TO FIXED CHARGES                         ---x              ---x             1.06x            2.73x           2.39x
                                                      ========          ========          ========          =======         =======

(1) For the year ended February 28, 1999, earnings are inadequate to cover fixed charges by approximately $37.6 million.
(2) For the year ended February 28, 1998, earnings are inadequate to cover fixed charges by approximately $8.5 million.